PRESS RELEASE

Company Contact:	Investor Contact:
Jennifer Crane	Mark Hood
Crossroads Systems	Crossroads Systems
ir@crossroads.com	ir@crossroads.com
512.928.6897	512.928.7330

Press Contact:

Matthew Zintel

Zintel Public Relations

matthew.zintel@zintelpr.com

281.444.1590

FOR IMMEDIATE RELEASE

Crossroads Systems Secures $10 Million in Litigation Financing

Supports Lawsuits Against NetApp, Oracle, Cisco, Quantum and Dot Hill

AUSTIN, Texas, November 2, 2015 – Crossroads Systems, Inc. (NASDAQ: CRDS) today announced that it has secured $10 million in litigation financing related to its ‘972 patent portfolio. The investment was led by Techquity, an Austin, Texas based Intellectual Property (“IP”) investment firm specializing in advancing innovation through patent commercialization and monetization. The Techquity team has decades of experience in IP licensing and management and has completed nearly 100 transactions together.

Crossroads used $2.7 million of the proceeds to retire its credit facility with an affiliate of Fortress Investment Group. The remaining $7.3 million was added to the company’s cash balance to fund litigation related expenses. Together, the Fortress debt service and litigation expenses previously represented approximately 60% of Crossroads’ monthly cash requirement. As of October 31, 2015, after retiring the Fortress credit facility, Crossroads has a cash balance of approximately $11 Million.

Richard K. Coleman, Jr., President and CEO at Crossroads Systems stated, “This financing supports our ongoing patent infringement litigation against NetApp, Oracle, Cisco, Quantum, and Dot Hill as well as the repayment of 100% of our outstanding debt. As a result of the financing, we believe Crossroads has secured the capital necessary to execute our business strategy, and our shareholders can now be confident in our ability to manage the litigation to a successful conclusion.”

Mark Roche, Co-Founder and Managing Director at Techquity stated, “Crossroads is well positioned to realize significant value from its ‘972 patent portfolio. The patents have a long and successful licensing history and we strongly believe that Crossroads should prevail in the current litigation.”

Terms of the agreement call for the investors to receive a share of the proceeds generated from monetization related to the ‘972 patent family.

After more than a decade of successful licensing and enforcement of the ‘972 patents, Crossroads’ current litigation was initiated in late 2013 and early 2014 as the only remaining recourse to the defendants’ failure to respond to repeated licensing efforts. Crossroads has licensed the ‘972 patent family to 51 companies for over $60 million. The patents have been repeatedly upheld through a series of challenges both in court and in hearings before the United States Patent and Trademark Office (USPTO). Crossroads believes the patents will continue to be upheld in the current challenges before the USPTO and in court. Crossroads also continues to believe that potential compensatory damages in the current cases could be in excess of $200 million.

Reference is made to the Company’s Current Report on Form 8-K, filed on the date hereof, for a further description of the transactions described herein.

About Crossroads Systems

Crossroads Systems, Inc. (NASDAQ: CRDS) is a global provider of data storage solutions. Through the innovative use of new technologies, Crossroads delivers customer-driven solutions that enable proactive data security, advanced data archiving, optimized performance and significant cost-savings. Founded in 1996 and headquartered in Austin, TX, Crossroads has been awarded more than 100 patents and has been honored with numerous industry awards for data archiving, storage and protection. Visit www.crossroads.com.

About Techquity

Techquity is an IP investment firm devoted to unlocking value from innovation. The firm partners with IP owners to deploy untapped IP assets, broaden market reach, and provide liquidity for their intellectual property.

Important Cautions Regarding Forward-Looking Statements
This press release includes forward-looking statements that relate to the business and expected future events or future performance of Crossroads Systems, Inc. and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about Crossroads Systems' ability to implement its business strategy, including the transition from a hardware storage company to a software solutions and services provider, its ability to expand its distribution channels, its ability to maintain or broaden relationships with existing distribution channels and strategic alliances and develop new industry relationships, the performance of third parties in its distribution channels and of its strategic alliances, the potential market for our data storage products, changes in the fair value of its derivative instruments and its ability to achieve or maintain profitability. The future performance of Crossroads Systems may be adversely affected by the following risks and uncertainties: uncertainties relating to product development and commercialization, uncertain market acceptance of Crossroads Systems products, including StrongBox, intense competition in the data protection and storage markets, variations in quarterly results and a consequence of unpredictable sales cycles and other factors, the ability to obtain, maintain or protect patent and other proprietary intellectual property rights, developments in litigation to which we may be a party, technological change in the industry, future capital requirements, regulatory actions or delays and other factors that may cause actual results to be materially different from those described or anticipated by these forward-looking statements. For a more detailed discussion of these factors and risks, investors should review Crossroads Systems’ reports on Form 10-K,  Form 10-Q,Form 8-K and other reports filed with the Securities and Exchange Commission, which can be accessed through the SEC’s website or by clicking “SEC Filings” on the company’s Investor Relations website at http://investors.crossroads.com. Forward-looking statements in this press release are based on management's beliefs and opinions at the time the statements are made. All forward-looking statements are qualified in their entirety by this cautionary statement, and Crossroads Systems undertakes no duty to update this information to reflect future events, information or circumstances.

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